Exhibit (h)(xii)

AMENDED AND RESTATED

EXPENSE Limitation/reimbursement AGREEMENT

This Agreement is entered into as of the 30th day of August, 2013, as amended and restated as of January 28, 2026 by and between Gotham Asset Management, LLC (the “Adviser”) and FundVantage Trust (the “Trust”), on behalf of the Gotham Neutral Fund (the “Fund”).

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses to ensure that the Fund’s total operating expenses, excluding taxes, “Acquired Fund Fees and Expenses” (as defined in Form N-1A), dividend and interest expense on securities sold short, interest, extraordinary items, and brokerage commissions, do not exceed the levels described below (the “Expense Limitation”); and

WHEREAS, the Adviser previously amended and restated this agreement on February 13, 2014 to extend the termination date of this Agreement dated August 30, 2013 to August 31, 2017; and

WHEREAS, effective September 1, 2016, the Adviser amended and restated this Agreement to reflect a reduction in the Expense Limitation level from 2.25% of the Fund’s average daily net assets to 2.15% of the Fund’s average daily net assets; and

WHEREAS, effective December 8, 2016, the Adviser extended the term of this Agreement for an additional two year period ended August 31, 2019; and

WHEREAS, effective January 22, 2018, the Adviser extended the term of this Agreement for an additional one year period ended August 31, 2020; and

WHEREAS, effective January 28, 2019, the Adviser extended the term of this Agreement for an additional period ended January 31, 2021; and

WHEREAS, effective January 28, 2020, the Adviser extended the term of this Agreement for an additional period ended January 31, 2022; and

WHEREAS, effective July 20, 2020, the Adviser amended and restated this Agreement to reflect a reduction in the Expense Limitation level from 2.15% of the Fund’s average daily net assets to 1.50% of the Fund’s average daily net assets; and

WHEREAS, effective January 28, 2022, the Adviser extended the term of this Agreement for an additional period ended January 31, 2023; and

WHEREAS, effective January 28, 2023, the Adviser extended the term of this Agreement for an additional period ending January 31, 2024; and

WHEREAS, effective January 28, 2024, the Adviser extended the term of this Agreement for an additional two year period ending January 31, 2026; and

WHEREAS, effective January 28, 2026, the Adviser desires to extend the term of this Agreement for an additional one year period ending January 31, 2027.

NOW, THEREFORE, the parties agree as follows:

Fee Reduction. The Adviser agrees that it will reduce its compensation and/or reimburse certain expenses for the Fund, to the extent necessary to ensure that the Fund’s total operating expenses, (exclusive of taxes, “Acquired Fund Fees and Expenses”, dividend and interest expense on securities sold short, interest, extraordinary items, and brokerage commissions) do not exceed (on an annual basis) (a) 2.25%, as a percentage of the Fund’s average daily net assets for the period from the commencement of operations of the Fund through August 31, 2016; (b) 2.15% of the Fund’s average daily net assets for the period from September 1, 2016 through July 20, 2020; and (c) 1.50% of the Fund’s average daily net assets for the period from July 20, 2020 through January 31, 2027.

Term. This Agreement shall terminate on January 31, 2027, or at an earlier date upon the discretion of the Board of Trustees of the Trust, unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Expense Limitation/Reimbursement Agreement to be executed in its name and on its behalf by its duly authorized representative as of January 28, 2026.

Gotham Asset Management, LLC

By:	/s/ Louis LaRocca
Name:	Louis LaRocca
Title:	General Counsel & CCO

FundVantage Trust, on behalf of
Gotham Neutral Fund

By:	/s/ Joel L. Weiss
Name:	Joel L. Weiss
Title:	President

[Signature Page to Amended and Restated Expense Limitation/Reimbursement Agreement]

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